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                                                                      EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                           YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                              1996        1995        1994        1993       1992
                                             -------     -------     -------     ------     ------
Income applicable to common shares:
     Primary earnings......................  $28,225     $19,670     $11,126     $8,641     $6,230
  Add:
     Interest reduction attributable to
       assumed conversion of convertible
       subordinated notes (Net of taxes)
       Notes issued June 11, 1985..........       --          --          --         71        136
       Notes issued October 3, 1985........       --          --          --         43         81
                                             -------     -------     -------     ------     ------
          Fully diluted earnings...........  $28,225     $19,670     $11,126     $8,755     $6,447
                                             =======     =======     =======     ======     ======
Weighted average number of common shares
  and common share equivalents outstanding
  during the year*
     Common stock..........................   11,608       9,540       7,875      7,441      7,130
     Nonvoting Common stock................       --          --          --         --         --
     Stock options.........................      289         513         636        482        202
                                             -------     -------     -------     ------     ------
     Shares outstanding --   primary.......   11,897      10,053       8,511      7,923      7,332
  Notes issued June 11, 1985...............       --          --          --        183        297
  Notes issued October 3, 1985.............       --          --          --        110        180
  Additional stock options.................       13          51          38         10         54
                                             -------     -------     -------     ------     ------
     Shares outstanding --   fully
       diluted.............................   11,910      10,104       8,549      8,226      7,863
                                             =======     =======     =======     ======     ======
     Fully diluted earnings per common
       share...............................  $  2.37     $  1.95     $  1.30     $ 1.07     $ 0.82
                                             =======     =======     =======     ======     ======
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* Share and per share data reflects adjustments for a three-for-two stock split in the form of a 50% stock dividend paid in July, 1996.